L&L Energy Names Wall Street Veteran Robert Okun to the Board

SEATTLE, January 7, 2011 /PRNewswire-FirstCall/ -- L & L Energy, Inc., (Nasdaq: LLEN) ("L&L" or the "Company"), a U.S.-based company founded in 1995 with coal mining and distribution businesses in China, announced today that Robert A. Okun has been appointed to the Company’s Board of Directors.

Mr. Okun brings substantial capital markets experience to L&L. He currently serves as Managing Director at The Seaport Group, a credit focused investment bank, and also is currently a principal at RORS Management & Research LLC. Mr. Okun’s previous positions include Co-Head of the Convertibles Department for Société Général-Cowen and Executive Director of the Convertible Securities Group for UBS. Mr. Okun holds an MBA from Fordham Graduate School of Business and a BS in Finance/Management from New York University Stern School of Business.

Dickson Lee, Chairman and CEO of L&L Energy commented, “We are excited by the addition of such a seasoned veteran of the capital markets to our board. Bob’s experience will be a great addition to our team as we continue to grow.”

Mr. Okun replaces Edward Dowd, who has served on the board since January 2010. Mr. Dowd is stepping down due to time constraints. Dickson Lee, Chairman and CEO of L&L Energy commented, “Ed has made an invaluable contribution to L&L over the past year and we are grateful for his advice and insight.”

About L & L Energy

L & L Energy (Nasdaq: LLEN) was founded in 1995, is headquartered in Seattle, and is engaged in coal mining, washing, coking and distribution in Yunnan and Guizhou Provinces and is expanding its coal operations in the U.S. with the Bowie Mine in Colorado. The Company has additional offices in Kunming, Shenzhen, Guangzhou, and Taipei and produces thermal and metallurgical coals. During the fiscal year ended April 30, 2010, the Company achieved revenue growth of 167% and net income growth of 230% over the previous fiscal year. In June 2010, L & L's stock was added to the Russell 3000® Index. For more information, see www.llenergyinc.com.

Contact:
David Niederman
The Blueshirt Group
(503) 720-8878
ir@llenergyinc.com

SOURCE L & L Energy, Inc.